SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 721-3900

N/A

(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

On August 2 2005 Games, Inc. authorized a private placement for the issuance of up to 4,000,000 shares of Common Stock at $0.10 per share. On August 10, 2005 closed this private placement having sold 1,750,000 for $175,000 in cash. The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On August 12, 2005 the Company's President and CEO, Roger W. Ach, II, its Chief Operating Officer, Carol A. Meinhardt and Myles S. Cairns its Chief Financial Officer each acquired 750,000, 1,000,000 and 250,000 shares of Games, Inc. Common stock through Games, Inc. Deferred Comp Plan at $0.10 per share. No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

Item 8.01 Other Events.

In the ongoing matter of Atari et al. vs. Games Inc., on August 2, 2005, Games requested a Stay of the execution of the judgment, pending Appeal, offering to post a $1 million Letter of Credit, which request was denied, but the Appeal moves forward. There is a mandatory Settlement Conference among the lawyers for all parties and the Appellate staff scheduled on August 17, 2005.  As the Appeal process continues, Games’ Briefs will be filed on behalf of the Company three weeks after the Conference. Counsel to the Company believes the claims made by Games Inc. on appeal are meritorious; and the Company remains confident of its prevailing on Appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: August 12, 2005